Exhibit 99.2

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-4 of New Duke Holdco, Inc., and any amendments or supplements thereto, including the joint information statement/prospectus contained therein (the “Registration Statement”), as an individual who is to become a director of DraftKings Inc. effective at the Effective Times (as defined in the Agreement and Plan of Merger, dated August 9, 2021, by and among DraftKings Inc., Golden Nugget Online Gaming, Inc., New Duke Holdco, Inc., Duke Merger Sub, Inc. and Gulf Merger Sub, Inc.), to all references to me in such Registration Statement and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Jason Robins
Name: Jason Robins
Date: October 8, 2021